Exhibit 10.27

TETRIS LICENSE AND DISTRIBUTION AGREEMENT

This Tetris License and Distribution Agreement (this “Agreement”) is made and entered into as of April 20, 2005 (the “Effective Date”), by and among The Tetris Company, LLC, a Delaware limited liability company whose registered address is 103 Foulk Road, Suite 202, Wilmington, Delaware 19803, USA (“Licensor”), Blue Lava Wireless, LLC, a Hawaii limited liability company with a business address at 2800 Woodlawn Drive, Suite 245, Honolulu, Hawaii 96822, USA (“Licensee”), JAMDAT Mobile Inc., a Delaware corporation with a business address at 3415 S. Sepulveda Blvd., Suite 700, Los Angeles, CA 90034 USA (“JAMDAT”), and JAMDAT Mobile (Hawaii) LLC, a Delaware limited liability company (“JAMDAT Hawaii”).  Attached as Schedule 1 to this Agreement is an acknowledgement and agreement by the entity set forth therein (the “Acknowledging Party”).  Attached as Schedule 2 to this Agreement is an acknowledgement and agreement by the entity set forth therein.

RECITALS

A.            Licensor and Licensee are parties to that certain Copyright and Trademark License and Distribution Agreement dated May 18, 2002, as amended (the “Existing License Agreement”), pursuant to which Licensor granted to Licensee a license to exploit Licensor’s rights in the trademark “Tetris” and in the game known as “Tetris” in connection with wireless mobile handset telephones.

B.            Licensor is a publisher of games and other entertainment applications for wireless devices.

C.            JAMDAT is a publisher of games and other entertainment applications for wireless devices.

D.            JAMDAT, JAMDAT Hawaii, Licensee and the members of Licensee have entered into that certain Purchase Agreement of even date herewith (“Purchase Agreement”) pursuant to which JAMDAT Hawaii will acquire Licensee (the “Acquisition”).

E.             It is a condition to the closing of the Acquisition under the Purchase Agreement that Licensor and Licensee enter into this Agreement pursuant to which Licensor and Licensee are terminating the Existing License Agreement and Licensor is granting to Licensee an exclusive license (subject to certain existing agreements) to exploit Licensor’s rights in the trademark “Tetris” and in the game known as “Tetris” in connection with Mobile Telephony Devices (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             DEFINITIONS

1.1                                 “Adapted Game” shall mean any application or game that incorporates or that infringes any of the intellectual property rights embodied in the Licensed Properties or that under U.S. Copyright Law would be deemed to be a derivative work of the Licensed Properties, and is designed for play on a Mobile Telephony Device, including any new versions or new releases of such application or game that complies with the provisions of Section 5.

1.2                                 “Collateral Product” shall mean any product that incorporates or that infringes any of the intellectual property rights embodied in the Licensed Properties or that under U.S. Copyright Law would be deemed to be a derivative work of the Licensed Properties, (e.g., T-shirts, hats, shoes, apparel, clothing accessories, sports equipment, pens, and other promotional products), and that is incidental to the Commercial Exploitation of Adapted Games.  Unless the context indicates otherwise, all references to Adapted Games in this Agreement include Collateral Products.

1.3                                 “Commercially Exploit” (and variants thereof such as “Commercially Exploiting” and “Commercial Exploitation”) shall mean, as to Adapted Games that are resident on a Mobile Telephony Device or remotely accessed through a Mobile Telephony Device, to make, import, use, reproduce, market, advertise, promote, distribute, sell, exploit, publicly display, publicly perform, prepare derivative works of, license, grant subscriptions to, sublicense or otherwise exploit such games, whether directly or indirectly through a third party acting on Licensee’s behalf, on a revenue-generating basis.

1.4                                 “Distribution Channel” shall mean any and all methods or channels, whether now known or hereafter developed or devised, of distributing or selling products or other content to be up-loaded, downloaded, remotely accessed and/or used on Mobile Telephony Devices, including, without limitation, the following: (i) over the air provisioning via wireless cellular networks or other satellite wireless networks or systems (using existing or future transport, delivery, transmission, or provisioning technologies of any kind); (ii) online or wireless sites, shops, storefronts or portals; (iii) retailers, including, without limitation, carrier retail locations and other retail locations where Mobile Telephony Devices are generally sold; (iv) OEM methods of distribution, including, without limitation, embedded or bundling transactions; and (v) through the distribution, sale or use of physical media (or similar means) that enable the delivery of such products or content to Mobile Telephony Devices, including, without limitation, SD cards, MMC cards and similar such media.

1.5                                 “Existing Gaming Devices” means the devices listed in Appendix B, attached hereto.

1.6                                 “Existing License Agreement” is defined in Recital A., above.

1.7                                 “Game” shall mean the game known as “TETRIS®”, in whatever form or format.

1.8                                 “Gaming Device” shall mean:

(a)                                  desktop, laptop and other personal computers and gaming consoles (e.g., PlayStation 2, Xbox);

(b)                                 Existing Gaming Devices;

(c)                                  any Successor or Derivative Devices to the devices identified in subsection (a) above and to Existing Gaming Devices; and

(d)                                 any other device (other than a Mobile Telephony Device) that is conceived, designed or developed after the Effective Date and that is capable of playing games or similar applications (such as handheld gaming devices, iPods, MP3 players, electronic organizers or personal digital assistants, in each case which are not capable of voice telephone communication).

The parties acknowledge and agree that any and all devices now existing or conceived, designed or developed after the Effective Date by Nintendo Co. Ld., or any of its Subsidiaries (“Nintendo”), will be deemed to be a Gaming Device, unless Nintendo enters into the business of selling Mobile Telephony Devices and the sale of Mobile Telephony Devices represents a material portion of Nintendo’s then-existing overall business or Nintendo is acquired by a company for which the sale of Mobile Telephony Devices represents a material portion of its business.  In each of the foregoing instances, “material” means annual sales of at least one billion U.S. dollars.

1.9                                 “Licensed Properties” shall mean: (i) the Game, and all games and elements embodying the essential play pattern, the rules and/or the “look and feel” of the Game, including, without limitation, any of Licensor’s patents, design scripts, screen displays, audiovisual works, the source code and object code for any software included therein, and Licensor’s copyrights and other rights related thereto; (ii) the Tetris Marks; (iii) the Tetris Music; and (iv) any sequels, updates or derivatives to any of items described in the foregoing clauses (i) to (iii) developed by or on behalf of Licensor during the Term.  The Licensed Properties include, without limitation, those items listed in Appendix A, attached hereto, and shall also include any sequels, updates or derivatives thereof developed by or on behalf of Licensor during the Term.

1.10                           “Mobile Telephony Device” shall mean any mobile device (other than a Gaming Device) now existing or that is conceived, designed or developed after the Effective Date that enables a user to send and receive a telephone call (voice telephone communication).  Examples of devices that would be classified as Mobile Telephony Devices in accordance with the foregoing include, without limitation, mobile telephones, cellular telephones, satellite telephones, fixed wireless telephones, wireless PDA/telephone devices (generally known as “smart phones”) and convergence device handsets or combination or “convergence” devices that combine the ability to send and receive a telephone call (voice telephone communication) with other capabilities (such as RIM Blackberry, Nokia N-Gage, handheld gaming devices, iPods, MP3 players or electronic organizers, in each case which are capable of voice telephone communication).  A Mobile Telephony Device may operate on any platform, including, but not limited to Wireless Platforms, and may be used to Commercially Exploit Adapted Games through any Distribution Channel.

1.11                           “OEM” means a manufacturer of a Mobile Telephony Device.

1.12                           “Purchase Agreement” is defined in Recital D., above.

1.13                           “Sublicensee” shall mean as to Licensee, any Subsidiary, and any unaffiliated third party sublicensee, including, without limitation, an OEM sublicensee, local or foreign distribution partner, third party publisher or a network carrier.

1.14                           “Subsidiary” shall mean, with respect to any party, a corporation, company, partnership, limited liability company or entity that is controlled by such party.  For purposes hereof, “control” shall mean: (i) in the case of corporate entities, direct or indirect ownership of greater than fifty percent (50%) of the stock or shares entitled to vote for the election of the board of directors or other governing body of the entity; and (ii) in the case of non-corporate entities, direct or indirect ownership of greater than or equal to fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.15                           “Successor or Derivative Devices” shall mean any device that is conceived, designed or developed after the Effective Date and that incorporates substantially the same or similar functionality and features as an existing device, but also includes substantial new functionality and/or features.

1.16                           “Term” is defined in Section 10.1.

1.17                           “Tetris Design Guidelines” shall mean Licensor’s guidelines for the design of games published under the trademark “TETRIS®”, as set forth in Appendix C, attached hereto.  Licensor shall provide Licensee the right to participate in updating and/or revising such guidelines, which revised guidelines will apply only to devices designed after the date Licensor releases a revised version of such guidelines to all its licensees of the Licensed Properties.  In all events, such revisions: (i) will be commercially reasonable with respect to changes required from the existing guidelines and with respect to the time required to implement the new guidelines; and (ii) will not have a material adverse impact on Licensee’s ability to Commercially Exploit any Adapted Game.

1.18                           “Tetris Logo” shall mean Licensor’s Tetris logo, as set forth in Appendix D, attached hereto.

1.19                           “Tetris Marks” shall mean the trademark “TETRIS®” and the Tetris Logo.

1.20                           “Tetris Music” shall mean Licensor’s music associated with the play of the Game.

1.21                           “Wireless Platforms” shall mean any and all computer systems or bases of technologies, now known or hereafter developed or devised (whether hardware-based, software-based, a combination thereof, or otherwise), underlying or embodied on a Mobile Telephony Device, upon which an application program can operate, can be made to operate or can be developed, including without limitation, all development platforms, application environments, runtime environments and programming languages, whether now known or hereafter developed or devised, and further including, without limitation, short message service, BREW (Binary Runtime Environment for Wireless), J2ME (Java 2 Platform, Micro Edition), WAP (Wireless Application Protocol—WML and xHTML), MOPHUN, Smartphone, Symbian, ExEn, Palm OS, Windows Mobile, I-mode (cHTML) and iAppli.

2.             GRANT OF RIGHTS

2.1                                 Exclusive License Grant.  Licensor hereby grants to Licensee, during the Term, an exclusive, non-transferable (except as set forth in Section 12.3), worldwide, right and license, with the right to sublicense (but only in accordance with Section 2.4) to the Licensed Properties to:

(a)                                  create and have created Adapted Games in conformance with the Tetris Design Guidelines and the approval process set forth in Section 5;

(b)                                 Commercially Exploit Adapted Games for play only on Mobile Telephony Devices;

(c)                                  Use, reproduce and display the Tetris Marks, solely in connection with Licensee’s exercise of the license rights granted under subsection (b) above and Section 2.2 below; and

(d)                                 Use, reproduce, modify and perform the Tetris Music, solely in connection with Licensee’s exercise of the license rights granted under subsection (b) above and Section 2.2 below.

2.2                                 Non-exclusive Collateral Products License Grant.  Licensor hereby grants to Licensee, during the Term, a non-exclusive, non-transferable (except as set forth in Section 12.3), worldwide, royalty-free, right and license, with the right to sublicense (but only in accordance with Section 2.4) to the Licensed Properties to Commercially Exploit Collateral Products, solely in connection with Licensee’s Commercial Exploitation of Adapted Games, as permitted under Section 2.1 and provided that Licensee receives no monetary compensation (or any equivalent benefit) directly from Licensee’s exercise of the rights granted under this Section 2.2.

2.3                                 Exceptions to License Rights.  Licensee acknowledges and agrees that, prior to the Effective Date, Licensor, Licensee or Blue Planet Software, Inc entered into the license agreements listed on Appendix E, attached hereto (the “Existing Tetris License Agreements”) pursuant to which Licensor, Licensee or Blue Planet Software, Inc granted to certain licensees the right to Commercially Exploit the Licensed Properties on or in connection with various devices, including Mobile Telephony Devices.  Licensee further acknowledges and agrees that each Existing Tetris License Agreement will remain in full force and effect until the expiration of the current term or earlier termination of each such agreement in accordance with its terms, and that the license rights granted to Licensee under Section 2.1 are subject to the rights granted to Licensor’s, Licensee’s or Blue Planet Software, Inc.’s licensees under the Existing Tetris License Agreements.  Licensor and Licensee each agrees that it shall allow to lapse (and not renew) each of the Existing Tetris License Agreements to which it is a party upon expiration of the current term of each such agreement.

2.4                                 Sublicensing.

(a)                                  Licensee has the right to sublicense any of the rights granted to Licensee under Section 2.1 to Sublicensees pursuant to a written agreement with each Sublicensee that imposes obligations on such Sublicensees that are consistent in all material respects with the obligations imposed on Licensee hereunder.

(b)                                 Without limiting the provisions of subsection (a), in the event Licensee enters into a written sublicense agreement with a Sublicensee that is not a carrier, OEM, online or wireless portal (e.g., Yahoo) or a “brick and mortar,” online or wireless retailer (e.g., Radio Shack, Amazon.com) and is a third party publisher (each, a “Publisher Sublicensee”), Licensee shall enter into a written sublicense agreement with each such Publisher Sublicensee (a “Publisher Sublicense Agreement”) that: (i) requires the Publisher Sublicensee to acknowledge Licensor’s and its licensor’s ownership rights in and to the Licensed Properties; and (ii) include provisions that enable Licensee to comply with its obligations under Section 6.  By way of example, the following publishers are Publisher Sublicensees for purposes of this Agreement: Com2uS and G-Mode.  At Licensor’s request, Licensee shall provide Licensor with an unredacted copy of each proposed Publisher Sublicense Agreement to enable Licensor to confirm that such agreement complies with the foregoing requirements.

2.5                                 Restrictions and Exclusions.  Only Licensee and its Sublicensees, if any, may Commercially Exploit the Adapted Games.  End user players of the Adapted Games are granted a license to use the Adapted Games for their personal use only.

2.6                                 Reservation of Rights.  Licensor reserves all rights and licenses in and to the Licensed Properties not expressly granted to Licensee in this Agreement.  No rights or licenses are granted to Licensee or its Sublicensees by implication, estoppel or otherwise.

2.7                                 Delivery of Licensed Properties to Licensee.  Licensor shall deliver all Licensed Properties listed in Appendix A to Licensee on the Effective Date.  All written materials shall be provided in hard copy and in a computer file (if feasible, in a data file that may be accessed using an application that enables text searching, e.g., in a Microsoft Word file).

3.             PROMOTION AND MARKETING

3.1                                 Obligation.  During the Term, Licensee shall use its commercially reasonable efforts to Commercially Exploit the Adapted Games.

4.             PAYMENT

4.1                                 Initial Payment.  In partial consideration of the license rights granted by Licensee to Licensor hereunder, Licensee will pay Licensor a non-refundable, non-recoupable license fee in the amount of seven million four hundred thousand dollars ($7,400,000).  In no event will the license fee paid by Licensee pursuant to this Section 4.1 be deemed an advance against any royalties payable by Licensee pursuant to Section 4.3.

4.2                                 Certain Definitions.  For purposes of calculating the royalties payable by Licensee to Licensor under this Agreement, the terms Net Revenue and Permitted Deductions are defined as follows:

(a)                                  “Net Revenues” shall mean the amounts actually received by Licensee from the Commercial Exploitation of the Adapted Games by Licensee and its Sublicensees, net of the Permitted Deductions; provided, however, that: (i) Net Revenues shall be calculated without regard for any taxes withheld from amounts paid to Licensee or any Sublicensee, and (ii) as to Publisher Sublicensees only, the amounts received by Licensee will be deemed to be no less than the amount actually received by such Publisher Sublicensee in connection with the Commercial Exploitation of the Adapted Games, without deduction of any kind other than carrier or platform provider revenue shares.  In addition, “Net Revenues” shall include any amounts not collected by Licensee (or its Sublicensees) from any affiliated customers.

(b)                                 “Permitted Deductions” shall mean any actual returns, chargebacks, refunds or credits that are supported by written documentation, and any fees, charges, expenses or other amounts paid by Licensee or Sublicensees to network carriers, Wireless Platform providers or Distribution Channel owners for the Adapted Games.  “Permitted Deductions” shall not include any fees, charges, expenses or other amounts paid by Licensee to third parties for advertising, promotional, marketing and like services or for content included within Adapted Games.

4.3                                 Royalties.  Licensee shall pay to Licensor royalties based on Licensee’s Net Revenues from the Commercial Exploitation by Licensee and its Sublicensees of the Adapted Games (“Payments”) calculated in accordance with the applicable royalty rate set forth in Appendix F, attached hereto.

4.4                                 Payment Terms.  Licensee shall make all Payments due and payable under Section 4.3 on a quarterly basis within forty-five (45) days after the last day of each calendar quarter.  All payments shall be made by wire transfer in U.S. dollars into Licensor’s bank account at Key Bank, 201 S. Warrant St., Syracuse, New York 13202, Account No. 326900004903, ABA No. 021300077.  All expenses connected with transferring Payments shall be borne by Licensee.  Licensee may not setoff against any Payments due and payable under Section 4.3 amounts that Licensee or any Sublicensee claims are due to it under this Agreement or otherwise.

4.5                                 Delay of Royalty Payment.  In case a Payment is not made within the forty-five (45) day period described in Section 4.4, such unpaid Payment will bear interest calculated at the rate of one percent (1%) per month, compounded daily, for the number of actual days that have elapsed between the date such Payment was due and the date it is paid or the highest rate permitted by applicable law, whichever is lower.

4.6                                 Quarterly Royalty Reports.  Within forty-five (45) days after the end of each calendar quarter, Licensee shall furnish to Licensor a written royalty report for the immediately preceding calendar quarter in the format set forth in Appendix G, attached hereto (each such report, a “Royalty Report”).  However, the first such Royalty Report shall cover the time period between the Effective Date and the end of the then-current calendar quarter.

4.7                                 Taxes.  All foreign, federal, state, county or municipal sales, use, excise or similar tax assessments, levies, fees or other charges assessed or charged on the payments by Licensee to Licensor hereunder shall be Licensor’s responsibility.  Except as required by law, Licensee shall not withhold any taxes, levies, fees or charges from any amounts payable to Licensor; provided, however, if Licensee is required by applicable law to withhold any amount for payment of taxes, levies, fees or charges, Licensee shall remit the amounts withheld to the appropriate taxing authorities and provide Licensor with a written receipt from the tax authority for all such taxes, levies, fees or charges so withheld.  Licensee shall provide all assistance, documentation and information reasonably required for Licensor to obtain an exemption or reduced withholding tax rate.

4.8                                 Records.  During the Term and for a period of two (2) years thereafter, Licensee shall keep and maintain complete and accurate books, records and other customary documentation (and shall require its Sublicensees to maintain such books, records and other customary documentation) (collectively, “Royalty Records”) regarding Licensee’s and its Sublicensees’ Commercial Exploitation of the Adapted Games.  Such Royalty Records shall be in sufficient detail and shall include, without limitation, all data and information reasonably required to enable Licensor to confirm the information set forth in the Royalty Reports delivered to Licensor pursuant to Section 4.6 during the 2 year period prior to the audit.

4.9                                 Audit.  For the purpose of verifying the correctness of the Payments paid or to be paid by Licensee, Licensor may retain, at its own expense, not more than once during any calendar year, an independent nationally recognized certified public accountant (who shall not be compensated on a contingent fee basis) to audit the Royalty Records solely for the purpose of verifying the accuracy of the Payments. Notwithstanding the foregoing, Licensor will have the right to have an additional audit conducted within one (1) year following any occurrence of a Material Shortfall (defined below).  Licensor’s accountant may only conduct such an audit upon a minimum of fifteen (15) days written notice prior to any audit; provided, that all audits are conducted during Licensee’s regular business hours and on Licensee’s premises.  Licensor’s accountant shall enter into an appropriate confidentiality agreement with Licensee, and shall deliver a copy of its audit report and related work papers simultaneously to Licensor and Licensee.  If any audit uncovers a shortfall in payments owed to Licensor hereunder, then Licensee shall immediately pay such shortfall to Licensor plus interest pursuant to Section 4.5 hereof on the amount past due.  If such shortfall exceeds five percent (5%) of the Payments due and payable to Licensor during the royalty period(s) in which the shortfall occurred (a “Material Shortfall”), Licensee shall, in addition, immediately reimburse Licensor the reasonable out-of-pocket costs paid by Licensor to the accountant in connection with conducting such an audit.

5.             QUALITY AND APPROVAL OF ADAPTED GAMES

5.1                                 Quality.  Licensee may itself create or have created Adapted Games.  Licensee agrees that the Adapted Games shall meet Licensor’s standards of quality, as reasonably determined and applied by Licensor.  Licensee shall not Commercially Exploit any new version of an Adapted Game, unless and until the same has been submitted to Licensor.

5.2                                 Quality Control Process.  At least ten (10) days prior to the commercial release or distribution of any Adapted Game, Licensee shall provide to Licensor: (A) the gold master of such Adapted Game, and (B) sample text and sample screen shots for such Game.  Licensor will have the right to test the Adapted Game on representative Mobile Telephony Devices on which such Adapted Game is designed to operate, including applicable Mobile Telephony Devices with the lowest functionality on which Licensee intends to distribute the Adapted Game.  If Licensor disapproves of any such Adapted Game, then (i) Licensor shall notify Licensee in writing within five (5) business days of receipt of such Adapted Game, which written notice shall specify in detail the basis for such disapproval; and (ii) Licensee shall promptly modify the Adapted Game so as to overcome Licensor’s written objections.  This procedure will be repeated with each submission until Licensor fails to provide a written notice of disapproval to Licensee within five (5) business days of receipt of a revised version of the Adapted Game.  Licensor may not disapprove any Adapted Game based on the failure of an Adapted Game to conform with the Tetris Design Guidelines if and to the extent it is impossible or commercially impracticable for Licensee to make such Adapted Game conform with the Tetris Design Guidelines due to a conflict with a Wireless Platform’s or Mobile Telephony Device’s technical requirements applicable to such Adapted Game.  Licensee shall not be required to submit to, or seek approval from, Licensor any ported, localized, updated or derivative version of a previously approved version of an Adapted Game.

5.3                                 Copies of Adapted Games.  Upon commercial release of any new version of an Adapted Game, Licensee shall provide to Licensor two copies of the same in a format mutually agreed upon by the parties.  Licensor shall have the absolute and unqualified right, at any time, to request samples of and to inspect each Adapted

Game (including any promotional materials) to ensure they meet Licensor’s commercially reasonable standard of quality.

5.4                                 Promotional Materials.  Licensor has the right to review and disapprove each new marketing, advertising, or promotional material (“Promotional Material”) that incorporates a Tetris Mark.  Licensee shall provide to Licensor a copy of such Promotional Material at least ten (10) days prior to any commercial release or public distribution of such Promotional Material.  If Licensor reasonably disapproves of any Promotional Material, then (i) Licensor shall notify Licensee in writing within five (5) business days of receipt of such Promotional Material, which written notice shall specify in detail the basis for such disapproval; and (ii) Licensee shall promptly modify such Promotional Material so as to overcome Licensor’s reasonable written objections.  This procedure will be repeated with each submission until Licensor fails to provide a written notice of disapproval to Licensee within five (5) business days of receipt of such Promotional Material.

6.             PROPRIETARY RIGHTS

6.1                                 Licensor’s Ownership Rights.  Licensor and its licensors exclusively own all right, title and interest in and to the Licensed Properties, including all worldwide copyright rights, trademark rights and all other intellectual property or proprietary rights therein.  Without limiting the foregoing, Licensee expressly acknowledges and agrees that it will not challenge the validity of Licensor’s and its licensors’ ownership, proprietary or other rights or interests in the Game and the Licensed Properties.

6.2                                 Licensee Ownership Rights.  Subject to and without limiting Licensor’s and its licensor’s rights and interests in and to the Licensed Properties, as between Licensee and Licensor, Licensee will own all right, title and interest in and to any code, modules, game elements, functionality, features and other portions of the Adapted Games developed by or on behalf of Licensee (or its Sublicensees) (collectively, “Licensee-Owned Developments”), including all worldwide copyright rights, trademark rights and all other intellectual property or proprietary rights therein.  Licensor acknowledges that it will have no rights or interests in and to any such Licensee-Owned Developments, except as set forth below in Section 6.3 or unless otherwise expressly agreed to in writing by the parties.

6.3                                 Joint Ownership Rights.  Notwithstanding the provisions set forth in Section 6.2, subject to and without limiting Licensor’s and its licensors’ rights and interests in and to the Licensed Properties, Licensor and Licensee shall jointly own all copyright rights, trademark rights and any other intellectual property or proprietary rights in any portion of the Licensee-Owned Developments that relate either to the “look and feel” of the Game or the play of the Game itself or become a new feature or function of the Game (“Jointly-Owned Developments”).  Accordingly, Licensee hereby irrevocably transfers and assigns to Licensor, and agrees to irrevocably transfer and assign to Licensor, an undivided joint ownership interest in and to any Jointly-Owned Developments including all worldwide copyright rights, trademark rights and all other intellectual property or proprietary rights therein.  Licensee will provide reasonable assistance and cooperation to Licensor (and will cause its Sublicensees to provide reasonable assistance and cooperation to Licensor) to enable Licensor to acquire and perfect Licensor’s joint ownership interests in and to any Jointly-Owned Developments, including but not limited to the execution of any documents as may reasonably be requested by Licensor.  Neither party will be entitled to any accounting of profits, royalties or other form of compensation with respect to the sale, distribution, licensing or other form of exploitation of any Jointly-Owned Developments; provided, however, that the foregoing provision will not be deemed to waive, limit or affect in any way Licensee’s obligation to make Payments to Licensor as required under Section 4.  In addition, subject to and without limiting Licensor’s and its licensors’ rights and interests in and to the Licensed Properties, neither party will require any form of consent, permission or other form of approval from the other party with respect to the sale, distribution, licensing or other form of exploitation of the Jointly-Owned Developments.

6.4                                 No Impairment.  Neither party shall by any act, or omission to act, impair or prejudice the intellectual property rights of the other party or the license of the rights granted by this Agreement; provided that the foregoing will not be deemed to limit either party’s rights at law, under this Agreement or otherwise.

6.5                                 Trademarks.

(a)                                  Licensee agrees to affix or apply to all Adapted Games that Licensee or its Sublicensees Commercially Exploit pursuant to this Agreement, on all disks or other end user storage media, appropriate screen displays, packages, written advertisements, written promotional items and other such materials, the trademark “TETRIS®” and a trademark notice in the form set forth in Appendix H, attached hereto.  Licensee shall comply with all laws and government regulations pertaining to the proper use and designation of trademarks and service marks in the United States and worldwide.    Appendix H will provide that the initial splash screen for Tetris game will feature only the JAMDAT logo and trademark.

(b)                                 Licensee agrees not to use the Tetris Marks, unless the Tetris Marks are used in connection with the Adapted Games or in the promotion thereof.  Licensee may reference “TETRIS®” in informational materials about Licensee or its business, provided that such reference is in the same type-face as the surrounding text, and provided that “®” follows each reference to “TETRIS,” unless Licensor gives its written consent to any other use.

(c)                                  Nothing contained in this Agreement shall in any way be deemed to apply to any trademarks held by Licensor other than the Tetris Marks.  Licensor expressly retains the exclusive right in and to all of its trademarks as against Licensee and any other persons.

(d)                                 Licensee’s rights in the Tetris Marks are limited to those expressly granted in this Agreement, and Licensee agrees that it will acquire no additional rights in the Tetris Marks by virtue of its performance under this

Agreement.  Nothing in this Agreement shall limit Licensee’s rights in any names or trademarks created or used by Licensee in connection with marketing the Adapted Game.

(e)                                  All goodwill associated with Licensee’s use of the Tetris Marks shall inure solely to the benefit of Licensor and its licensors.  Licensee will at no time contest or aid in contesting the validity, enforceability or ownership of the Tetris Marks nor seek to register in any country the Tetris Marks or any trademark, trade name or other designation that is confusingly similar to the Tetris Marks.

(f)                                    Licensee agrees that Licensee’s compliance with the quality standards set forth in Section 5 above is a condition for its right to use the Tetris Marks pursuant to this Agreement.

(g)                                 Licensor agrees that during the Term, Licensor will use its commercially diligent efforts to maintain or have maintained all registrations in the Licensed Properties, including the Tetris Marks, in all jurisdictions in which any item of Licensed Property is registered as of the Effective Date.  For purposes of clarification, “maintain” or “have maintained” means payment of any applicable maintenance, renewal or registration fees.

6.6                                 Copyright Notice.  Licensee shall employ a proper copyright notice on all written advertisements, promotional items and graphics used in connection with the Adapted Games.  Such copyright notice shall also be displayed on the discs or other end user storage media, appropriate screens of the Adapted Games, user manuals and the box or container, if any, for each copy of the Adapted Games.  A sample of such copyright notice is set forth in Appendix H, attached hereto.

7.             CONFIDENTIAL INFORMATION

7.1                                 Confidential Information.  Licensor and Licensee acknowledge that all the following information that is provided in writing, or in any other tangible form, by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) is confidential information (the “Confidential Information”):

(a)                                  Any non-public information disclosing any of the business practices of the Disclosing Party, including, without limitation, customer lists, pricing and marketing practices and plans and strategies, licensing revenue, Royalty Reports, Payments, and relationships with customers;

(b)                                 The design of the Game or the Adapted Games;

(c)                                  The Tetris Design Guidelines;

(d)                                 Any software code that is provided by the Disclosing Party in connection with this Agreement; and

(e)                                  The terms and conditions of this Agreement.

7.2                                 Confidentiality.

(a)                                  The Receiving Party acknowledges that the Confidential Information has been and will be delivered to it by the Disclosing Party only for the limited purposes set forth hereunder.  Each party will keep all Confidential Information confidential and will not disclose it or permit its disclosure in any form to any person or entity other than as permitted hereunder.  Each party shall use every reasonable effort to ensure that its employees, contractors and other third parties to whom access to the Confidential Information is given comply with the obligations set forth in this Section 7.2.

(b)                                 The provisions of this Section 7.2 do not apply to any information that: (i) is or becomes generally known to the public through no fault or breach of this Agreement by the Receiving Party; (ii) is rightfully known by the Receiving Party prior to the time of disclosure without an obligation of confidentiality; (iii) is independently developed by the Receiving Party without use of or access to Confidential Information of the Disclosing Party; or (iv) the Receiving Party rightfully obtains from a third party without restriction on use or disclosure.

(c)                                  Either party may disclose the terms and conditions of this Agreement to a third party for a reasonable business purpose (such as in connection with an offer by a third party to buy substantially all of the assets of such party), provided that an appropriate non-disclosure agreement is in place.

(d)                                 Either party may disclose the terms and conditions of this Agreement to comply with any disclosure obligations under any applicable law or regulation, including, but not limited to, any securities laws or regulations; provided, that the Disclosing Party agrees to seek confidential treatment of the terms and conditions of this Agreement under any applicable law or regulation or otherwise to have such terms and conditions be held in confidence to the extent permitted under such law or regulation.

(e)                                  In the event that a party hereto is required to disclose Confidential Information pursuant to an order issued by a court of competent jurisdiction, such party shall provide the Disclosing Party prompt written notice of the order in advance of such disclosure so that the Disclosing Party may seek an appropriate protective or confidential order or other relief.  In addition, the party required to make such a disclosure will limit the disclosure to the information legally required to be so disclosed.

7.3                                 Injunctive Relief.  Each party acknowledges and agrees that the unauthorized disclosure or unauthorized use of Confidential Information by the Receiving Party, its employees, agents or contractors, may cause the Disclosing Party irreparable harm for which its remedies at law will be inadequate.  In such event, the Disclosing Party will therefore have the right, in addition to any other remedies available to it, to obtain immediate injunctive relief to enjoin any breach or threatened breach of the receiving party’s obligations set forth in this Section 7.

8.             REPRESENTATIONS AND WARRANTIES

8.1                                 Authorization.  Each party hereby represents and warrants to the other party that: (i) it is duly organized and validly existing under the applicable law of its jurisdiction; (ii) it is duly authorized to execute, deliver and perform this Agreement; (iii) it has taken all proper action necessary to render this Agreement binding and enforceable; and (iv) it has the necessary power and authority to enter into this Agreement and to perform its obligations under this Agreement without approval from any governmental entity or third party.

8.2                                 Enforceability.  Each party hereby represents and warrants to the other party that this Agreement has been duly and validly executed and delivered by such party, and (assuming due authorization, execution and delivery by the other parties hereto) is a valid and binding obligation of such party, enforceable against it in accordance with its terms.

8.3                                 Licensor’s Representations and Warranties.  Licensor represents and warrants to Licensee that: (i) it has the right to grant licenses in and to the Licensed Properties, except as set forth in Section 8.7; (ii) it has not licensed any Licensed Property to any third party for use on Mobile Telephony Devices anywhere in the world, except as set forth in Section 2.3; and (iii) it has the sole and exclusive right to grant each and every right herein granted.

8.4                                 Licensor’s Agreements with its licensors.  Licensor represents and warrants to Licensee that: (i) Licensor, Blue Planet Software, Inc., Tetris Holding, LLC, Elorg Company, LLC and Games International, LLC collectively own all rights, title, and interest in and to the Licensed Properties; and (ii) Licensor is not in breach of any agreement to which it is a party that would adversely affect its ability to perform its obligations hereunder.

8.5                                 Licensor’s Intellectual Property Warranty.  Licensor represents and warrants that the Licensed Properties do not and will not misappropriate or infringe any third party’s intellectual property rights, including, but not limited to patent, copyright, trademark, service mark, trade secret, or other proprietary right.  In the event that Licensor becomes aware (or Licensee provides Licensor with written notice) that an item of the Licensed Properties is the object of any misappropriation or infringement claim or suit, Licensor will use its commercially reasonable efforts to procure, at Licensor’s reasonable expense, the right to use such Licensed Property.

8.6                                 Licensee’s Intellectual Property Warranty.  Licensee and its Sublicensees represent and warrant to Licensor that all portions of the Adapted Games (except for the Licensed Properties) shall not misappropriate or infringe any third party’s intellectual property rights, including, but not limited to patent, copyright, trademark, service mark, trade secret, or other proprietary right.

8.7                                 Exceptions.  Licensor’s representations and warranties in Section 8.3 shall not apply: (a) with respect to the Tetris Marks in countries in which Licensor’s licensors do not possess a registration of the Tetris Marks in the trademark class that includes Mobile Telephony Devices or the Adapted Games; and (b) with respect to the copyrights in the Adapted Games in countries that are not members of the Universal Copyright Convention.

8.8                                 No Other Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8, LICENSOR DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES INCLUDING, BUT NOT LIMITED TO, ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, MERCHANTABILITY, FITNESS OF A PARTICULAR PURPOSE OR NONINFRINGEMENT.

8.9                                 Mutual Indemnification.  Each party (an “indemnifying party “) hereby agrees to defend, indemnify and hold harmless the other party (the “indemnified party”) against any and all losses, claims, damages, liabilities, costs and expenses, including legal expenses and reasonable attorney’s fees, arising out of any third-party claim based on the indemnifying party’s (which, as to Licensee will include its Sublicensees): (a) failure to fulfill or breach of any obligation under this Agreement; or (b) breach of any representation or warranty it has made in this Agreement (or, as to Licensee’s Sublicensees, any representation or warranty that a Sublicensee makes under the applicable Sublicense Agreement).  In any instance that Licensee is the indemnifying party, JAMDAT will be jointly and severally liable with Licensee for Licensee’s indemnity obligations as set forth herein.  In any instance that Licensor is the indemnifying party, the Acknowledging Party will be jointly and severally liable with Licensor for Licensor’s indemnity obligations as set forth herein.  In the event of a claim for which a party is entitled to indemnification hereunder, the indemnified party shall: (i) give the indemnifying party prompt written notice of the relevant claim; (ii) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense of any such claim; and (iii) give the indemnifying party the right to control the defense and settlement of any such claim; provided, that, Licensee agrees that Licensor will have the right to retain control of the defense and settlement of any claim that is asserted against Licensee (or that is asserted against Licensor and Licensee, either jointly or severally) to the extent such claim relates in all material respects to the goodwill or reputation of Licensor, or Licensor’s or its licensor’s rights in the Licensed Properties.  In no event shall the indemnifying party enter into any settlement that affects the indemnified party’s rights or interests without the indemnified party’s prior written approval, which shall not be unreasonably withheld.  The indemnified party shall have the right to retain counsel, at the indemnified party’s sole expense, to participate in the defense of any claim tendered by the indemnified party hereunder.

9.             PROSECUTION OF INFRINGEMENT CLAIMS

9.1                                 Prosecution of Infringement Claims.  Each party shall notify the other party immediately of any infringement or counterfeit of an Adapted Game that becomes known to such party (a “Prosecutable Infringement Clam”).  If Licensee chooses to prosecute any such Prosecutable Infringement Claim, Licensee shall bear all costs and expenses incurred by Licensee (collectively, “Litigation Costs”), but Licensor shall have the right to participate, at Licensor’s expense, in prosecuting any such Prosecutable Infringement Claim.  If Licensee recovers any damages, settlements or other as a result of prosecuting such an action (collectively, “Damages”), Licensee shall first be entitled to reimbursement from such Damages for any Litigation Costs.  The remaining portion of such Damages, if any, will be treated as Licensee’s Net Revenue pursuant to Section 4.2 (except that Licensee will have no right to deduct any Permitted Deductions or other amounts from such Damages), and Licensee will pay Licensor the applicable royalty based on such Net Revenues in accordance with the provisions of Section 4.2.  If Licensee chooses not to prosecute a Prosecutable Infringement Claim, Licensor shall have the right to prosecute such Prosecutable Infringement Claim.  Each party shall provide the other party with such reasonable assistance and cooperation as is needed to prosecute any such Prosecutable Infringement Claim and will supply the other party, at such other party’s sole expense, with all documents and other information that are reasonably necessary to prosecute any such Prosecutable Infringement Claim.

10.           TERM AND TERMINATION

10.1                           Term.  This Agreement commences as of the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, shall remain in force and effect for an initial term of fifteen (15) years (the “Initial Term”).  At the end of the Initial Term, Licensee shall have a one-time option to renew this Agreement (the “Renewal Option”) for an additional three (3) year renewal term (the “Renewal Term”) by paying Licensor, no later than four (4) months prior to the expiration of the Initial Term, Twenty Million Dollars ($20,000,000) in cash as a non-refundable, fully recoupable advance against future royalties payable by Licensee during the Renewal Term.  If Licensee elects not to exercise the Renewal Option (a “License ROFN Condition”), Licensee shall have a one-time right of first negotiation, as set forth in Section 10.2, to acquire a new license to Commercially Exploit the Adapted Games.  The Initial Term and the Renewal Term, if any, are referred to collectively as the “Term”.

10.2                           Right of First Negotiation as to a New License.

(a)                                  In the event of a License ROFN Condition (as defined in Section 10.1 above), prior to commencing discussions with any third party regarding the negotiation of a license to Commercially Exploit the Adapted Games (a “New License”), Licensor will first notify Licensee thereof in writing (the “New License ROFN Notice”) and offer Licensee the one-time opportunity to negotiate such New License.  Licensee will have ten (10) days following the receipt of the New License ROFN Notice (the “New License ROFN Period”) to notify Licensor that it is interested in commencing such negotiations.

(b)                                 If Licensee notifies Licensor prior to the expiration of the New License ROFN Period that it is interested in commencing such negotiations, then the parties will, in good faith, attempt to negotiate the terms and conditions of such New License; provided, however, that Licensor shall not, during any such discussions with Licensee, inform, offer, negotiate or enter into a New License with another party.  If Licensor and Licensee fail to execute such New License within a reasonable time following the commencement of negotiations, but in any event, within forty five (45) days, then, unless the parties otherwise agree in writing, Licensor will have the right to terminate discussions with Licensee regarding a New License and shall be free to enter into negotiations with parties other than Licensee in respect to such a New License; provided, that in no event shall the material terms (i.e., consideration, royalties, term, exclusivity, scope of license) of any agreement entered into with a party other than Licensee in respect of such a New License be (in the aggregate) more favorable to such party than the corresponding terms last offered to Licensee pursuant to the provisions of this Section 10.2.

(c)                                  If Licensee fails to respond to Licensor prior to the expiration of the New License ROFN Period or if Licensee notifies Licensor prior to the expiration of the New License ROFN Period that it is not interested in commencing such negotiations, then Licensor will have no further obligation to Licensee under this Section 10.2 or otherwise with respect to such New License and Licensee’s right to negotiate a New License will automatically terminate.

(d)                                 Nothing in this Section 10.2 or otherwise obligates Licensor to enter into a New License with Licensee, provided that Licensor has complied with its obligations as set forth in this Section 10.2.

10.3                           Termination for Breach.  Each party will have the right to terminate this Agreement if the other party materially breaches this Agreement and fails to cure such material breach within thirty (30) days following the non-breaching party’s written notice thereof.

10.4                           Termination for Breach of Purchase Agreement.  Licensor will have the right to terminate this Agreement if Licensee or JAMDAT breaches Section 2.2(a) (Sales Consideration) of the Purchase Agreement and fails to cure such breach within thirty (30) days after Licensor’s written notice thereof.

10.5                           Termination Upon Discontinuance of Commercial Exploitation.  This Agreement shall terminate automatically twelve (12) months after Licensee and its Sublicensees have discontinued Commercial Exploitation of all Adapted Games.

10.6                           Effect of Termination.  Upon the expiration or termination of this Agreement:

(a)                                  Subject to the provisions of Section 10.7, all rights and licenses granted to Licensee under this Agreement will immediately terminate and Licensee will cease use and Commercial Exploitation of (and will ensure that its Sublicensees cease use of) all Licensed Properties;

(b)                                 Licensee will pay to Licensor any and all accrued and unpaid amounts due to Licensor under Section 4.3 in accordance with Section 4.4;

(c)                                  Licensee will promptly return to Licensor (and will not retain any copies, electronic or otherwise of), and will ensure that its Sublicensees promptly return to Licensor (and not retain any copies, electronic or otherwise of) all Licensed Properties in Licensee’s or in its Sublicensees’ possession or control, (except that Licensee and each Sublicensee may retain one (1) archival copy of such materials); and

(d)                                 each party will promptly return to Disclosing Party all Confidential Information of the Disclosing Party in such party’s possession or control.

10.7                           Post-Termination “Sell-off” Rights.  Following the expiration or termination of this Agreement (the “End Date”), Licensee shall have the following rights with respect to the continued Commercial Exploitation of Adapted Games hereunder:

(a)                                  for a period of twelve (12) months following the End Date (the “Sell-Off Period”), the right to:

(i)                                     have manufactured pursuant to agreements entered into at least six (6) months prior to the End Date, Mobile Telephony Devices containing embedded copies of the Adapted Games; and

(ii)                                  sell and distribute (x) Mobile Telephony Devices with embedded Adapted Games and (y) physical media devices (including without limitation, SD, MMC and similar such cards) containing Adapted Games; and

(b)                                 the right to continue to make available to end users, pursuant to the terms of end user license agreements covering the Mobile Telephony Devices entered into during the Term (a “Qualified End User”) the Adapted Games; and specifically and without limitation, the right to allow:

(i)                                     Qualified End Users who have licensed Adapted Games on a subscription basis (which subscription is measured either by the number of minutes of game play, amount of airtime, expiration date, number of downloads or similar measure) to use the Adapted Games pursuant to the terms of their end user license agreements until the expiration or earlier termination of such agreements; and

(ii)                                  Licensee (and its Sublicensees) to distribute the Adapted Games to such Qualified End Users until the expiration or earlier termination the applicable end user license agreements.

Licensee shall continue to make Payments so long as it is exercising its Sell-Off Rights in accordance with this Section 10.8.

10.8                           Survival of Certain Provisions.  The rights and obligations of the parties under Sections 4 (for the duration required to comply with Section 10.8), 6, 7, 8, 9, 10.2, 10.6, 10.7, 10.8, 10.9, 11 and 12 shall in accordance with their terms, survive the termination or expiration of this Agreement.

10.9                           Effectiveness.  Notwithstanding anything to the contrary herein, the effectiveness of this Agreement is expressly conditioned upon the closing of the Acquisition, and, in the event that the Purchase Agreement is terminated in accordance with its terms, this Agreement shall be of no further force or legal effect.  Further, upon the Effective Date, the Existing License Agreement shall immediately terminate.

11.           DISPUTE RESOLUTION

11.1                           Informal Dispute Resolution.  The parties will attempt to resolve all disputes, claims, or controversies arising under or related to this Agreement or its subject matter or any right or obligation created by this Agreement (“Dispute”) through good faith negotiations conducted by the representatives of the parties designated below. The party asserting the Dispute will give prompt written notice to the other party describing the Dispute in reasonable detail.  If the parties are unable to resolve the Dispute within thirty (30) days after commencing such negotiations, then the parties may resolve the Dispute through judicial action.

Licensor Representative: Henk Rogers

Licensee Representative: General Counsel

Each party may change the representative designated above by providing the other party with thirty (30) days prior written notice.

11.2                           Governing Law.  This Agreement shall be governed by and construed under the laws of the state of California, without regard to such state’s conflicts of laws rules and, if applicable, United States federal laws.

11.3                           Exclusive Venue.  The sole and exclusive venue for resolution of all Disputes hereunder shall be in federal and state courts located in Los Angeles County, California.  The parties express consent to personal jurisdiction in California and waive any challenges to exclusive venue in courts located in Los Angeles County, California.

11.4                           Equitable Relief.  Each party reserves the right to seek injunctive or other equitable relief in a court of competent jurisdiction with respect to any Dispute.

12.           GENERAL PROVISIONS

12.1                           Waiver.  No waiver of any right, obligation or default shall be implied, but must be in writing, signed by the party against whom the waiver is sought to be enforced.

One or more waivers of any right, obligation or default shall not be construed as a waiver of any subsequent right, obligation or default.

12.2                           Entire Agreement.  This Agreement (together with its Exhibits and Appendices) and the Purchase Agreement and the exhibits and schedules hereto and thereto constitute the entire and exclusive agreement between the parties relating to the subject matter thereof.  All prior negotiations, representations, agreements and understandings relating to the subject matter hereof are superseded by this Agreement.  Neither party shall be bound by any definition, condition, warranty, representation, modification, consent or waiver other than as expressly stated herein and the Purchase Agreement.  The provisions of the United Nations Convention on Contracts for the International Sales of Goods, or any other similar international treaty, shall neither be applicable nor relevant to this Agreement nor be used in any manner whatsoever to explain, qualify, or supplement any of the terms of this Agreement.

12.3                           Assignment.  It is expressly understood that this Agreement shall be freely assignable and transferable by Licensor subject to written notification to Licensee of such assignment or transfer.  It is further understood that the license granted herein is personal in nature and, without the written consent of Licensor, shall not be assignable to a third party by any action of Licensee or by operation of law, and any attempt by Licensee to so assign this Agreement without such consent shall be null and void and shall terminate this Agreement.  Notwithstanding the foregoing, at any time after the closing of the Acquisition: (i) Licensee may assign this Agreement, without Licensor’s consent, to JAMDAT, JAMDAT Hawaii or to another wholly-owned Subsidiary of JAMDAT; or (ii) Licensee may assign this Agreement to an acquirer or successor, as the case may be, in connection with a Change of Control (defined herein) of Licensee.  For purposes hereof, a “Change of Control” shall mean with respect to a party: (a) the direct or indirect acquisition by another entity in a single transaction or a series of related transactions of either: (i) the majority of voting power of such party or (ii) all or substantially all of the assets or business of such party; or (b) the merger of such party with or into another entity in which the shareholders or equity holders immediately prior to such transaction cease to hold a majority of voting power of such party immediately after such transaction.  Subject to the foregoing, the rights and obligation of the parties under this Agreement will be binding upon and will inure to the benefit of the parties’ respective successors and permitted assigns.

12.4                           Force Majeure.  The obligations of Licensee and Licensor hereunder, except for the duty to make payments, are subject to and contingent upon the absence of interferences or interruptions, such as strikes, riots, war, invasion, fire, explosion, accident, earthquakes, delays of carriers, acts of God and all other delays beyond the parties’ reasonable control, and any such interference with an obligation of either of the parties by any such reason shall not be deemed a breach thereof.

12.5                           Notices.  All notices required or permitted to be given under this Agreement shall be in writing (unless otherwise stated) and shall be deemed given upon receipt from express air courier services, or five (5) days after being sent by certified mail, return receipt requested, or upon personal delivery, to the address set forth below, or to such other addresses as the parties shall notify each other of from time to time:

If to Licensor:	THE TETRIS COMPANY, L.L.C.
103 Foulk Road, Suite 202
Wilmington, Delaware 19803, USA
Attn.: Henk Rogers

If to Licensee:	Blue Lava Wireless, LLC
c/o JAMDAT Mobile Inc.
3415 S. Sepulveda Blvd., Suite 700
Los Angeles, CA 90034 USA
Attn.: General Counsel

with a copy to:	Sheppard Mullin
800 Anacapa Street
Santa Barbara, CA 93101 USA
Attn.: C. Thomas Hopkins

12.6                           Relationship of the Parties.  The parties, by this Agreement, do not intend to create a partnership, principal/agent; master/servant or joint venture relationship, and nothing in this Agreement shall be construed as creating such a relationship between the parties.  No party nor its agents or employees are the representatives of the other party for any purpose except as expressly set forth in this Agreement, and neither party has the power or authority as agent, employee or any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

12.7                           Severability.  Should any provision of this Agreement be held unenforceable, invalid, or prohibited under law, then the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.8                           Interpretation.  This Agreement shall be interpreted as though the parties shared equally in its preparation.  The parties assume joint responsibility for the form and composition of each provision of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  The headings of the Sections of this Agreement are for convenience only and shall not be of any effect in construing the meanings of the Sections.

12.9                           Amendment.  No amendment or modification of this Agreement may be made except by an instrument in writing signed by all parties hereto.

12.10                     Counterparts.  This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original and, which taken together, shall be deemed to constitute one and the same Agreement when a duly authorized representative of each party has signed a counterpart.  Each party agrees that the delivery of the Agreement by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

BLUE LAVA WIRELESS, LLC (Licensee)		THE TETRIS COMPANY, L.L.C. (Licensor)

By:	/s/ Henk Rogers	By:	/s/ Henk Rogers
Henk Rogers, Co-Manager
		Name:	Henk Rogers

By:	/s/ Akemi Rogers	Its:
Akemi Rogers, Co-Manager

JAMDAT MOBILE INC.		JAMDAT MOBILE (HAWAII) LLC

By:	/s/ Craig Gatarz	By:	/s/ Craig Gatarz
	Craig Gatarz		Craig Gatarz, Manager
Chief Operating Officer

SCHEDULE 1

I acknowledge and agree that:

(1)           I have reviewed the Agreement.

(2)           In the event Licensor breaches any agreement to which I am a party, I shall not, directly or indirectly, under any circumstances take any action to limit Licensee’s rights in the Licensed Properties so long as Licensee is not in material breach of the Agreement.

(3)           I acknowledge and agree to be bound by the indemnification obligation set forth in the third sentence of Section 8.9 of the Agreement.

(4)           (i)  Licensor has the right to grant licenses in and to the Licensed Properties, except as set forth in Section 8.7 of the Agreement; (ii) neither I nor Licensor has licensed any Licensed Property to any third party for use on Mobile Telephony Devices anywhere in the world, except as set forth in Section 2.3 of the Agreement; and (iii) Licensor has the sole and exclusive right to grant a license to any Licensed Property for use on Mobile Telephony Devices anywhere in the world, except as set forth in Section 2.3 of the Agreement.

TETRIS HOLDING, LLC.		ELORG COMPANY, LLC.

By:	/s/ Henk Rogers	By:	/s/ Henk Rogers

Name:	Henk Rogers	Name:	Henk Rogers

Title:	Member of Manager	Title:	Member of Manager

Date:	April 20, 2005	Date:	April 20, 2005

GAMES INTERNATIONAL, LLC.

By:	/s/ Henk Rogers

Name:	Henk Rogers

Title:	Domestic Manager

Date:	April 20, 2005

1

SCHEDULE 2

I acknowledge and agree that:

(1)           I have reviewed the Agreement.

(2)           In the event Licensor breaches any agreement to which I am a party, I shall not, directly or indirectly, under any circumstances take any action to limit Licensee’s rights in the Licensed Properties so long as Licensee is not in material breach of the Agreement.

(3)           I have not granted and will not grant during the term of the Agreement any license in the Licensed Properties to any third party for use on Mobile Telephony Devices anywhere in the world, except as set forth in Section 2.3 of the Agreement.

(4)           Licensor has the sole and exclusive right to grant a license to any Licensed Property for use on Mobile Telephony Devices anywhere in the world, except as set forth in Section 2.3 of the Agreement.

(5)           I will allow to lapse (and not renew) any of the Existing Tetris License Agreements to which I am a party upon expiration of the current term of such agreements.

BLUE PLANET SOFTWARE, INC.

By:	/s/ Henk Rogers

Name:	Henk Rogers

Title:

Date:	April 20, 2005

1

APPENDIX A

LICENSED PROPERTIES

Appendix A to the Tetris License and Distribution Agreement dated April 20, 2005, by and among The Tetris Company, LLC, Blue Lava Wireless, LLC and JAMDAT Mobile Inc. lists those Tetris copyright registrations and trademark registrations and applications that, as of the Effective Date, are part of the “Licensed Properties” (Section 1.9).

Copyright Registrations

Title	Registration Number	Effective Date of Registration	Jurisdiction

Tetris	TX 2,600,074	May 15, 1989	U.S.
Tetris — Version 0	PA 1,214,036	May 22, 1989	U.S.
Tetris — Version 1	PA 1,214,035	May 22, 1989	U.S.
Tetris — Version 2	PA 412,169	May 22, 1989	U.S.
Tetris	PA 412,170	May 19, 1989	U.S.
Magical Tetris Challenge	TX 5,071,676	February 8, 2000	U.S.

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Trademark Applications and Registrations

Country	Trademark	Application Number	Filing Date	Registration Number	Registration Date	Class/s

Argentina	TETRIS	1,687,292	13-Apr-89	1,445,582 (Renewed as 1,956,270on 22-Oct-03)	30-June-93	9
Argentina	TETRIS	1,687,293	13-Apr-89	1,352,238 (Renewed as 1,752,817 on 21-Apr-04)	13-Jul-89	28
Australia	TETRIS	508,699	14-Apr-89	A508699	28-Mar-94	28
Australia	TETRIS	508,700	14-Apr-89	A508700	28-Mar-94	9
Austria	TETRIS	AM1818/89	20-Nov-89	128 241	15-Jan-90	9, 28
Bahamas	TETRIS	14,906	20-Nov-91	14,906	20-Nov-91	Brit. Cl. 8
Bahamas	TETRIS	14,905	20-Nov-91	14,905	20-Nov-91	Brit. Class 49
Barbados	TETRIS	81/6543	28-Jan-92	81/6543	17-Apr-98	9
Benelux	TETRIS	0727672	13-Apr-89	461510	13-Apr-89	9, 28
Bermuda	TETRIS	29290	11-May-97	29290	05-Nov-97	28
Bermuda	TETRIS	21538	19-Nov-91	21538	19-Nov-91	9
Bolivia	TETRIS	03819562	18-Nov-91	54999-C	07-Jul-93	9
Brazil	TETRIS	815146167	26-Sep-89	815146167	12-Jul-94	28
Brazil	TETRIS	815177682	18-Oct-89	815177682	15-Oct-91	9
Canada	TETRIS	646473	08-Dec-89	TMA432118	26-Aug-94	16, 25, 28
Canada	TETRIS	628867	05-Apr-89	TMA383791	03-May-91	9
Chile	TETRIS	192.103	08-Nov-91	629.108	19-Feb-92	9, 28
China	RUSSIAN SQUARES (in Chinese Characters)	3743422	26-Sep-03	N.A.	N.A.	9
China	RUSSIAN SQUARES (in Chinese Characters)	3743421	26-Sep-03	N.A.	N.A.	28
China	SQUARES (in Chinese Characters)	3743418	26-Sep-03	N.A.	N.A.	41
China	SQUARES (in Chinese Characters)	3743420	26-Sep-03	N.A.	N.A.	9

2

Country	Trademark	Application Number	Filing Date	Registration Number	Registration Date	Class/s

China	SQUARES (in Chinese Characters)	3743419	26-Sep-03	N.A.	N.A.	28
China	TETRIS	9105881	02-Dec-91	625218	10-Jan-93	9
China	TETRIS	2001170222	12-Sep-01	1998609	07-Feb-03	28
Colombia	TETRIS	351693	03-Dec-91	147786	31-Jan-94	28
Colombia	TETRIS	351692	03-Dec-91	147785	31-Jan-94	9
Costa Rica	TETRIS	77.557	16-Jan-92	79890	03-Jun-92	28
Costa Rica	TETRIS	79.000	16-Jan-92	81580	27-Nov-92	9
Denmark	TETRIS	VA 026731982	13-Apr-89	VR 1991 06549	04-Oct-91	9, 28
Ecuador	TETRIS	33,365	17-Jul-92	2263	09-Sep-93	9
Egypt	TETRIS	81464	21-Nov-91	81464	19-Aug-96	9
Egypt	TETRIS	81463	21-Nov-91	81463	19-Aug-96	28
European Community	TETRIS	002 283 109	03-Jul-01	002 283 109	19-Dec-02	9, 28
European Community	SOUND MARK	002 289 049	19-Jun-01	002 289 049	30-Aug-02	9, 28
Finland	TETRIS	892013	20-Apr-89	120269	20-Jul-92	9, 28
France	TETRIS	128.020	28-Apr-89	1.545.110	28-Apr-89	9, 28
Germany	TETRIS	V21367/9Wz	19-Apr-89	1.155.420	19-Apr-89	9, 28
Greece	TETRIS	106694	19-Nov-91	106694	19-Nov-91	9
Guatemala	TETRIS	001715	13-Mar-92	75189	26-Mar-95	9
Honduras	TETRIS	9206/91	28-Nov-91	55.539	15-Jun-92	28
Honduras	TETRIS	9454-91	09-Dec-91	55.540	15-Jun-92	9
Hong Kong	TETRIS	3162/89	18-Apr-89	3206 of 1990	18-Apr-89	28
Hong Kong	TETRIS	3163/89	18-Apr-89	1783 of 1991	18-Apr-89	9
Hungary	TETRIS	4897/91	13-Nov-91	134 627	13-Nov-91	9
Iceland	TETRIS	1075/1991	04-Nov-91	247/1992	20-Feb-92	9
India	TETRIS	562047	18-Nov-91	562047	14-Jan-00	28
India	TETRIS	562048	18-Nov-91	562048	31-Dec-99	9
Indonesia	TETRIS	28-Nov-91	327262	30-Jan-95	9
Ireland	TETRIS	6218/91	11-Dec-91	151260	11-Dec-91	9
Israel	TETRIS	156979	08-May-02	156979	05-Aug-03	9
Israel	TETRIS	156980	08-May-02	156980	05-Aug-03	28
Italy	TETRIS	39437C/89	18-Apr-89	569386	08-May-92	9, 28
Jamaica	TETRIS	9/1359	08-Jan-92	26,459	08-Jan-92	9
Japan	TETRIS			2502393	26-Feb-93	16
Japan	TETRIS			2448218	31-Aug-92	25

3

Country	Trademark	Application Number	Filing Date	Registration Number	Registration Date	Class/s

Japan	TETRIS			2618711	31-Jan-94	28
Japan	TETRIS			2578903	30-Sep-93	9
Japan	TETRIS			2437078	31-Jul-92	16
Japan	TETRIS FLASH with Katakana	H05-089001	30-Aug-93	3201750	30-Sep-96	28
Japan	TETRIS FLASH with Katakana	H05-089000	30-Aug-93	3221508	29-Nov-96	9
Japan	TETRY SPHERE	H09-113097	2-May-97	4221203	18-Dec-98	9, 28
Korea, Republic of	TETRIS	2002-0005439	29-Apr-02	237256	07-May-92	28
Korea, Republic of	TETRIS	2001-24169	04-Jun-01	545663	21-Apr-03	9
Malaysia	TETRIS	91/07269	20-Nov-91	91007269	07-Aug-95	9
Mexico	TETRIS	627026	29-Oct-03	N.A.	N.A.	28
Mexico	TETRIS	632414	3-Dec-03	N.A.	N.A.	9
New Zealand	TETRIS	214451	15-Nov-91	214451	12-Dec-95	28
New Zealand	TETRIS	214450	15-Nov-91	214450	14-Aug-95	9
Norway	TETRIS	89.1962	21-Apr-89	145.744	27-June-91	9, 28
Panama	TETRIS	059629	07-Jan-92	059629	23-Jun-93	28
Panama	TETRIS	59628	07-Jan-92	59628	23-Jun-93	9
Paraguay	TETRIS	15955	11-Nov-91	247979	29-Apr-92	9
Paraguay	TETRIS	15954	11-Nov-91	247978	29-Apr-92	28
Peru	TETRIS	193601	19-Nov-91	97244	08-May-92	9
Peru	TETRIS	193602	19-Nov-91	98381	31-Jul-92	28
Philippines	TETRIS	79262	20-Jan-92	56454	03-Nov-93	28
Poland	TETRIS	Z-103439	15-Nov-91	76253	31-Jan-94	9
Portugal	TETRIS	279.083	16-Dec-91	279.083	30-Sep-93	9
Portugal	TETRIS	279.084		279.084	30-Sep-93	28
Russian Federation	TETRIS	2000709892	26-May-00	193228	28-Aug-2000	9
Russian Federation	TETP|/|C [This is “TETRIS” in Cyrillic letters]	2000709893	26-May-00	193227	28-Aug-2000	9
Russian Federation	ELORG & Design	92004865	17-Nov-92	110935	26-Dec-2000	9, 28

4

Country	Trademark	Application Number	Filing Date	Registration Number	Registration Date	Class/s

Saudi Arabia	TETRIS	15818	08-Feb-92	266/36	19-Oct-92	9
Singapore	TETRIS	10253/91	15-Nov-91	T91/10253A	15-Nov-91	28
Singapore	TETRIS	10252/91	15-Nov-91	T91/10252C	15-Nov-91	9
South Africa	TETRIS	91/5694	19-Jul-91	91/5694	19-Jul-91	9
South Africa	TETRIS	91/5695	19-Jul-91	91/5695	19-Jul-91	28
Sweden	TETRIS	89-3580	13-Apr-89	245 760	22-Jan-93	9, 28
Switzerland	TETRIS	3281	26-Apr-89	373.308	16-Nov-89	9, 28
Taiwan	TETRIS	(78)018252	25-Apr-89	507644	01-Dec-90	Local Cl. 86
Taiwan	TETRIS	(78)018250	25-Apr-89	498703	16-Sep-90	Local Cl. 72
Taiwan	TETRIS	(78)018251	25-Apr-89	493634	01-Aug-90	Local Cl. 78
Taiwan	RUSSIAN SQUARES	93023699	24-5-2004	N.A.	N.A.	9
Taiwan	RUSSIAN SQUARES	93023704	24-5-2004	N.A.	N.A.	28
Taiwan	RUSSIAN SQUARES	93023486	24-5-2004	N.A.	N.A.	41
Taiwan	RUSSIAN SQUARES (in Chinese Characters)	93023703	24	N.A.	N.A.	9
Taiwan	RUSSIAN SQUARES (in Chinese Characters)	93023701	24	N.A.	N.A.	28
Taiwan	RUSSIAN SQUARES (in Chinese Characters)	93023485	24	N.A.	N.A.	41
Trinidad and Tobago	TETRIS	20200	19-Nov-91	20200	31-Oct-94	8 (Local Class)
Trinidad and Tobago	TETRIS	20199	20-Nov-91	20199	03-Oct-94	49 (Local Class)
Turkey	TETRIS	2002/012521	22-May-02	2002/012521	22-May-02	9, 28
United Kingdom	TETRIS	1382544	27-Apr-89	1382544	27-Apr-89	28

5

Country	Trademark	Application Number	Filing Date	Registration Number	Registration Date	Class/s

United Kingdom	TETRIS	1382543	27-Apr-89	1382543	27-Apr-89	9
United States of America	SOUND MARK	75/389,198	10-Nov-97	2,288,504	26-Oct-99	9, 28
United States of America	TETRIS	74/036,747	08-Mar-90	1,657,499	17-Sep-91	28
United States of America	TETRIS	75/781,744	20-Aug-99	2,362,238	27-Jun-00	9, 16, 25
United States of America	TETRIS & Design	75/782,993	20-Aug-99	2,362,250	27-Jun-00	9, 16, 25, 28
Uruguay	TETRIS	249.409	14-Nov-91	345.488	28-Jun-93	9, 28
Venezuela	TETRIS	14788/91	30-Jul-91	163,448-F	19-Aug-94	9
Venezuela	TETRIS	14787/91	30-Jul-91	163,447-F	19-Aug-94	28
Venezuela	TETRIS	14786/91	30-Jul-91	163,446-F	19-Aug-94	7
Venezuela	TETRIS			P249874		9
Venezuela	TETRIS			P249875		11
Vietnam	TETRIS	12302	20-Mar-93	13,124	27-Aug-94	9, 28

6

APPENDIX B

EXISTING GAMING DEVICES

Manufacturer	Type	Model	Country
Bandai	hand-held gaming device	Wonderswan	Japan
Bandai	hand-held gaming device	Wonderswan color	Japan
Gizmondo	hand-held gaming device	Gizmondo	Worldwide
Nintendo	hand-held gaming device	DS	Worldwide
Nintendo	hand-held gaming device	GameBoy	Worldwide
Nintendo	hand-held gaming device	GameBoy Color	Worldwide
Nintendo	hand-held gaming device	GameBoy SP	Worldwide
Nintendo	hand-held gaming device	GameBoy Advance	Worldwide
Sony	hand-held gaming device	PSP	Worldwide
Tapwave	hand-held gaming device	Zodiac 2	Japan
Tapwave	palm gaming device	Zodiac Handheld	US
Unofficial Nintendo Product	hand-held gaming device	Pokefami Portable Gaming device	Worldwide
Via	hand-held gaming device	Moma Eve port. Gaming device	US

1

APPENDIX F

ROYALTY RATES

Total Revenues*	Royalty Rate

$1 - $3,500,000	No royalties payable

$3,500,001 - $200,000,000	20%

> $200,000,000	25%

*Total Revenues means Licensee’s Net Revenues (as defined in the Agreement) from any and all Commercial Exploitation of Adapted Games

1